Exhibit 2.1

**** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. ****

DATED                      2005

THE HACKETT GROUP LIMITED

-and-

ANSWERTHINK, INC.

-and-

THE SELLERS

SHARE PURCHASE AGREEMENT

Paul, Hastings, Janofsky & Walker (Europe) LLP

88 Wood Street

London EC2V 7AJ

Tel: +44 20 7710 2000

Fax: +44 20 7796 2233

Ref: JMS/PJM6/64264

THIS AGREEMENT is made on                      2005

BETWEEN:

(1)	THE HACKETT GROUP LIMITED, a company incorporated in England and Wales with registered number 05349489 and whose principal office is at Aldermary House, 3rd Floor Rear, 10-15 Queen Street, London, EC4N 1TX (the “Buyer”);

(2)	The A Shareholders in the Company (other than the holders of the EBT A Shares) as are listed in Schedule 1, Part I (the “Sellers”); and

(3)	ANSWERTHINK, INC., of 1001 Brickell Bay Drive, Suite 3000, Miami, Florida USA (“Answerthink”).

WHEREAS:

(A)	Further particulars of the Company and of its Subsidiaries at the date of this agreement are set out in Schedule 2.

(B)	The Sellers own the legal and beneficial title to the Shares.

(C)	The Sellers have agreed to sell and the Buyer has agreed to buy the Shares on the terms of this agreement.

(D)	The parties have agreed that immediately after Closing, the Buyer shall make the Offer. The rules of the REL Consultancy Group Limited 2001 Employee Share Option Plan (“Rules”) provide that on a change of Control (as defined in the Rules), the Vested Options become exercisable and that the vesting of Unvested Options may be accelerated. The board of directors of the Company also resolved by a resolution of even date herewith to accelerate the vesting of the Unvested Options in connection with the transaction contemplated in this Agreement which (following Closing, the making of the Offer and its acceptances as undertaken in this Agreement) constitutes a change of Control (as defined in the Rules).

(E)	The Trustee has also agreed to transfer the 1,142,947 B Shares held by them to satisfy Options which are exercised. The Company is to allot and issue new B Shares in satisfaction of the exercise of any Options to the extent that there are any Options exercisable in excess of those Options to be satisfied by transfer of B Shares from the Trustee. The parties have noted that under the Rules, Vested Options which have not been exercised within six months of a Change of Control will lapse.

(F)	The parties have further noted that if the Offer were accepted by persons holding nine-tenths in value of the issued B Shares, the Buyer would be entitled to acquire compulsorily the remaining issued B Shares by giving notice to the holders of such B Shares under section 429 of the Act. In such circumstances any Options that have not been exercised within four weeks of the date on which notice is first given under section 429 of the Act will lapse under the Rules.

(G)	The parties also intend that 1,375,352 of the EBT A Shares shall be bought back by the Company out of distributable profits in accordance with the provisions of Clause 13.1. The parties have noted that the Trustee has agreed to sell such EBT A Shares subject to compliance by the Company with the provisions of sections 162 to 165 of the Act. The parties intend that completion of the buy back shall take place upon the Buyer becoming registered in the statutory books of the Company as the sole shareholder (other than in respect of those held by the EBT).

(H)	The parties furthermore intend that the Buyer shall purchase the remaining A Shares held by the EBT in exchange for an undertaking by the Buyer to procure that Answerthink issues the number of RSUs and to such persons as are, in each case, set out in Clause 4.7.

(I)	Answerthink is to guarantee the obligations of the Buyer under this agreement, the Offer and the other documents referred to in Clause 19.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

A Shares the “A” cumulative convertible participating non redeemable preference shares of 10p each in capital of the Company, of which 8,959,950 are issued and outstanding;

A Shareholders the holders of A Shares;

Accounts has the meaning given in paragraph 21 of Part 1 of Schedule 43;

Act the Companies Act 1985;

Additional Consideration has the meaning given in Clause 3.2;

Axa SunLife Scheme means pension plan number 9311390 operated by Axa SunLife;

B Shares the ordinary shares of 1p each in the capital of the Company, of which 10,119,907 are issued and outstanding as at the date of this agreement;

B Shareholders the holders of B Shares whether now or following exercise of any Option;

Balance Sheet Date 31 December 2004;

Business the business of management consultancy in improving cashflow from working capital;

Business Day a day (other than a Saturday, Sunday or public holiday) when banks in London are open for business;

Buyer’s Solicitors Paul, Hastings, Janofsky & Walker (Europe) LLP through its office at 88 Wood Street, London EC2V 7AJ;

Claim a claim brought by the Buyer against the Warranting Shareholders alleging a breach of Warranty;

Close of Business 5.30pm;

Closing the closing of the sale and purchase of the Shares in accordance with this agreement;

Closing Accounts the accounts prepared under Clause 5;

Closing Agenda a document in agreed form identifying the documents to be delivered by the Buyer and Sellers at Closing and the business to be conducted at a meeting of the Company held at Closing;

Closing Date has the meaning given in Clause 4;

Company REL Consultancy Group Limited (company number: 1228379);

Company Group the Company and its Subsidiaries;

Control in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it;

Deferred Consideration the deferred consideration payable by the Buyer as described in Clause 3.6;

Disclosed means fairly disclosed to the Buyer expressly for the purposes of this Agreement and “fairly” means disclosed with sufficient particularity to enable an objective purchaser to assess the impact of the matter disclosed;

Disclosure Letter the document to be delivered by the Warranting Shareholders to the Buyer at Closing;

EBT the REL Consultancy Group Limited Employee Benefit Trust established by deed dated 26 July 2000;

EBT A Shares 2,095,889 A Shares owned by the EBT as set out in Part III of Schedule 1;

Encumbrance any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement;

Escrow Agreement the agreement to be entered into at Closing in respect of payment of the Deferred Consideration and contemplated in clause 3.8;

Expert means a person appointed in accordance with Clause 6;

Gain Sharing Revenue means revenue which is payable to any member of the Company Group on a contingency basis by reference to specific achievement goals and which therefore excludes any fixed fees (and excluding revenue accruing under the Pride Contract);

Group in relation to a company (wherever incorporated), that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a Group is a member of the Group;

Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time;

Indemnity Claim means a claim under Clause 10;

Intellectual Property Rights has the meaning given in paragraph 19 of Part 1 of Schedule 3;

Interest Rate means the rate of interest for United States Treasury Bills issued on or about the Closing Date that mature 28 days after their date of issuance;

Material Contract has the meaning given in paragraph 12.1 of Part 1 of Schedule 3;

Net Tangible Assets has the meaning given in Clause 5.6;

Norwich Union Scheme means pension plan number 859618-OUG;

NTA Uplift has the meaning given in Clause 5.1;

NTA Reduction has the meaning given in Clause 5.1;

Offer the recommended offer to be made by the Buyer for the B Shares in accordance with Clause 12;

Offer Letter the letter in agreed form to the B Shareholders from the Buyer containing the Offer;

Option Subscription Monies means monies payable by optionholders in respect of either (a) any options to acquire shares in the Company which are exercised within four months of Closing or (b) unvested options where vesting is accelerated following Closing and which are then exercised within four months of Closing;

Options the Vested Options and the Unvested Options;

Optionholders holders of Options;

Pension Schemes means the Axa SunLife Scheme, the Prudential Scheme, the Standard Life Scheme and the Norwich Union Scheme;

Plan the REL Consultancy Group Limited 2001 Employee Share Option Plan;

Pride Contract means the agreement dated 8 April 2005 between Pride International, Inc. and Resource Evaluation Incorporated as from time to time amended prior to the date of this agreement;

Properties has the meaning given in paragraph 20 of Part 1 of Schedule 3;

Prudential Scheme means pension plan numbers 100PR057; 310FU079; 763TU693 and 494HX192 operated by Prudential;

Shares the A Shares (other than the EBT A Shares) of which 6,864,061 are in issue;

Standard Life Scheme means the group personal pension scheme provided through Standard Life;

Subsidiary in relation to a company (the holding company), any other company in which the holding company (or a person acting on its behalf) directly or indirectly holds or controls either:

(a)	a majority of the voting rights exercisable at general meetings of the company; or

(b)	the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of the company;

and any company which is a Subsidiary of another company is also a Subsidiary of that company’s holding company;

Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to the company as it is at that time;

Tax Deed the deed of tax covenant between the Warranting Shareholders and the Buyer;

Taxation has the meaning given in paragraph 21.1 of Part 1 of Schedule 3;

Tax Warranties the warranties in Part 2 of Schedule 3;

Technologies Business means the business of developing, selling, licensing, installing and maintaining software related to working capital management, known as REL Technologies and carried on by the Company Group as at the date of this agreement and excluding the provision of any Consulting Services as carried on by the Company Group as of the date of this agreement WHERE “Consulting Services” means:

(a)	defining working capital policies and related procedures;

(b)	designing an organizational structure to implement defined working capital policies and procedures;

(c)	evaluating, identifying and implementing working capital best practices (but this shall not prevent installation of the REL Technologies Software and all updated versions thereof);

(d)	developing or executing a “quick wins” program which identifies working capital improvements which can be implemented in a short time frame;

(e)	developing or implementing roles and responsibilities and the timing of the execution of those responsibilities for working capital improvement programs;

(f)	benchmarking a client’s working capital performance against a defined set of other clients’ performance, except using publicly available data for Marketing / Sales purposes;

(g)	conducting a diagnostic program on working capital performance which gathers data from a client and identifies areas of improvement based on data collected; and

(h)	providing on-going research or strategic consulting support on a subscription or membership basis,

For purposes of the above “installing” means loading the software on the client’s hardware platform, developing the mapping for the data feeds required to run the software, software configuration, system tuning and end-user training on the use of the software.

Transaction the transaction contemplated by this agreement or any part of that transaction;

Trustee Ogier Employee Benefit Trustee Limited as trustee of the EBT;

Turnover turnover of the Company Group which (a) shall be calculated in accordance with US GAAP; (b) shall include administrative recovery fees; (c) shall exclude expenses passed through to clients; (d) shall exclude any Gain Sharing Revenue in excess of £1,130,000; and (e) shall include all revenue derived from the Pride Contract (even if any payment or repayment of any such revenue is required to be made pursuant to the terms of the Pride Contract but only if such payment or repayment is indemnified to the Buyer under clause 10). For calculation purposes, Turnover will be translated monthly into Sterling on the basis of the average exchange rate for each such month;

US GAAP generally accepted accounting principles in the USA from time to time;

Unvested Options options under the Plan over 217,500 B Shares with an exercise price of 50p per share and options over 86,938 B Shares with an exercise price of 65p per share that are unvested as at the date of this agreement;

Vested Options options under the Plan over 1,303,312 B Shares that have vested but have not been exercised as at the date of this agreement;

Warranties the warranties in Schedule 3;

Warranting Shareholders the shareholders set out in Schedule 1, Part IV;

Warrantors’ Solicitors Taylor Wessing of Carmelite, 50 Victoria Embankment, Blackfriars, London EC4Y 0DX.

1.2	Clause and schedule headings do not affect the interpretation of this agreement.

1.3	A person includes a corporate or unincorporated body.

1.4	Words in the singular include the plural and in the plural include the singular.

1.5	A reference to any gender includes a reference to all other genders.

1.6	Each Warranty given by the Warranting Shareholders shall be deemed to be made jointly and severally.

1.7	A reference to a law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.8	Writing or written includes faxes but not e-mail.

1.9	Documents in agreed form are documents in the form agreed by the parties to this agreement and initialled by them for identification.

2.	SALE AND PURCHASE

2.1	The Sellers shall sell with full title guarantee, and the Buyer shall buy, the Shares on the terms of this agreement.

2.2	The Sellers each severally covenants with the Buyer that each such Seller:

2.2.1	has the right to sell those Shares set out against his name in Schedule 1 Part I on the terms set out in this agreement;

2.2.2	shall transfer to the Buyer the full legal and beneficial title to those Shares set out against his name in Schedule 1 Part I; and

2.2.3	sells the Shares set out against his name in Schedule 1 Part I free from all Encumbrances,

PROVIDED THAT the Warranting Shareholders (other than Stephen Payne) give such covenant on a joint and several basis in relation to those Shares set out against their respective names in Schedule 1 Part 1.

2.3	The Shares are sold with all rights that attach, or may in the future attach, to them (including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement).

2.4	The Buyer is not obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

2.5	The Sellers waive all rights of pre-emption (if any) over the Shares to which they may be entitled under the Articles of Association of the Company, or otherwise.

2.6	Notwithstanding anything to the contrary within this Agreement, the Buyer shall not be obligated to pay for the Shares until it acquires all of the Shares and 90% of the B Shares.

3.	CONSIDERATION

Consideration

3.1	The consideration for the Shares shall, subject to clause 3.8, be £9,129,201.13 (representing £1.33 per A Share) (the “A Shares Consideration”). The consideration for the B Shares under the Offer shall be £7,449,798.87 (as adjusted in accordance with clause 5.1) plus the Additional Consideration (the “B Shares Consideration”). The A Shares Consideration and the B Shares Consideration (excluding the Additional Consideration, if any) shall be £16,579,000 in aggregate (subject to adjustment of the B Shares Consideration in accordance with clause 5.1).

Additional Consideration

3.2	The Additional Consideration shall be the aggregate of (a) a sum (not exceeding £5,260,000) equal to the amount by which the Turnover for the 12 month accounting period ending on 31 December 2005 (and in accordance with US GAAP) exceeds £18,684,000. Turnover shall be calculated on a basis which is consistent with the basis used for the year ended 31 December 2004 and (b) £0.70383 multiplied by the number of Options to subscribe for B Shares which as at the date which is four months after the date of Closing are unexercised and which have then ceased to be capable of exercise (“Additional Consideration”). The Additional Consideration shall be paid on 15 May 2006.

3.3	The Buyer shall at all times have exclusive discretion with respect to the management, control and operation of its business following Closing (subject to compliance with its obligations under this agreement) and need not obtain the approval of any shareholder of the Company following Closing with respect to any matter within the discretion of the Buyer provided that: (a) if the Buyer at any time amends or modifies or waives or fails to enforce rights under any contract to which any Group Company is a party at Closing other than for bona fide commercial reasons for the benefit of the Company Group, and thereby reduces the Additional Consideration, then the Additional Consideration shall be increased to the amount which it would have been but for such amendment, modification, waiver or failure to enforce and (b) the Buyer shall not seek to defer the timing of the earning of or quantum of fees or commissions or cause or permit any Group Company to do so where the sole purpose of such deferral is to reduce the Turnover of the Company Group for the year ending 31 December 2005.

A Shares Consideration

3.4	The A Shares Consideration shall be:

(a)	£5,950,201.13 in cash (the “Initial Consideration”); and

(b)	the Deferred Consideration (as defined in Clause 3.6 below).

The A Shares Consideration does not include any payment for the EBT A Shares.

The A Shareholders shall have no entitlement to receive any payment in respect of any NTA Uplift, nor shall (save in the event of an NTA Reduction Shortfall under Clause 3.6) they have any liability in respect of any NTA Reduction.

Payment

3.5	The Initial Consideration shall be payable in full on the Closing Date to the Sellers in the amounts respectively set out in Column (2) of Schedule 8.

3.6	On 15 May 2006 (subject to Clauses 3.7 and 3.8), the Buyer shall pay to the Sellers £3,179,000 together with simple interest which would have accrued from the Closing

Date or date of transfer, if later, until the date of payment inclusive at the Interest Rate and less the amount (if any) (the “NTA Reduction Shortfall”) by which the NTA Reduction (as defined in Clause 5.1) would be (if it were not capped at the amount of the Additional Consideration) greater than the Additional Consideration (together “Deferred Consideration”). The amount of the £3,179,000 of the Deferred Consideration which shall be paid to each Seller respectively shall be as set out in Column (3) of Schedule 8 (but if the amount of the Deferred Consideration is less than this amount, due to the NTA Reduction Shortfall, then any reduction shall be borne by the Sellers in the proportions respectively set out in Column (4) of Schedule 8) and any accrued interest shall be payable in the proportions respectively set out in Column (4) of Schedule 8. Any payment of Deferred Consideration shall be paid to the Sellers to their respective accounts detailed in Schedule 9.

3.7	The Deferred Consideration shall become due and payable immediately upon a Change of Control of either the Company (excepting any change arising out of or in connection with this Agreement or the Offer) or the Buyer or Answerthink.

3.8	If, at the due date for payment of the Deferred Consideration, a notice of any Claim has been delivered to the Sellers under Clause 9.7 or the Buyer is aware of a potential claim under Clause 10.1 (“Pride Indemnity Claim”), the Buyer shall deduct from that part of the Deferred Consideration which would otherwise be payable to the Warranting Shareholders a sum equal to the amount of such Claim and shall deduct from the Deferred Consideration a sum equal to the amount of such Pride Indemnity Claim (and to the extent that any such amount has not been finally determined, the Buyer shall be entitled to deduct such amount as it reasonably estimates to be due in respect of such Claim or Pride Indemnity Claim) together with an amount in respect of reasonable costs and expenses in connection therewith (“Deduction”). If there is more than one Claim then the Buyer will specify how much of the Deduction is attributable to each Claim respectively and shall state whether (and, if so, how much of) the Deduction relates to a Pride Indemnity Claim. The Deduction shall be paid into a joint account in the name of the Warrantors’ Solicitors and the Buyer’s Solicitors on the terms of the Escrow Agreement, to be released only upon final agreement or determination through arbitration of the Claim or Pride Indemnity Claim. Any amount so retained in respect of a Claim out of the Deferred Consideration shall be deemed to have been contributed by the Warranting Shareholders in the proportions relative to each other in which they are respectively entitled to receive consideration on the sale of their Shares under this Agreement when aggregated to the consideration which they are respectively entitled to receive under or by virtue of the Offer, if they accept the Offer in respect of all those shares in respect of which they are able to do so (the “Warrantors’ Proportions”). If any amounts are actually paid out by virtue of a Claim (whether or not satisfied out of the Deduction) then the loss shall be borne by the Warranting Shareholders respectively in the Warrantors’ Proportions and the Warranting Shareholders shall make payments between themselves to effect such result. Any amount so retained in respect of a Pride Indemnity Claim shall be deemed to have been contributed by the Sellers in the proportions respectively set out in Column (4) of Schedule 8. If any amounts are actually paid out by virtue of an Indemnity Claim (whether or not a Pride Indemnity Claim) then the loss shall be borne by the Sellers in the proportions respectively set out in Column (4) of Schedule 8 and the Sellers shall make payments between themselves to effect such result. The Buyer will pursue each Claim and Pride Indemnity Claim in respect of which monies form part of the Deduction without unreasonable delay.

3.9	The A Shares Consideration shall be deemed to be reduced by the amount of any payment made to the Buyer:

3.9.1	for a breach of any Warranty;

3.9.2	under Clause 10; or

3.9.3	under the Tax Deed

and if the amount of such payments exceeds the A Shares Consideration in aggregate then any balance shall be deemed to be a reduction in the consideration paid for any B Shares which the Seller in question sells under the Offer.

3.10	If any amounts are actually paid out by virtue of a claim under the Tax Deed then the loss shall be borne by the Warranting Shareholders in the Warrantors’ Proportions and the Warranting Shareholders shall make payments between themselves to effect such result PROVIDED THAT if such payment is made by virtue of a Taxation liability arising out of or by virtue of any of the documents or transactions referred to in Clause 18 (a “Relevant Tax Claim”) then the loss shall be borne by the Warranting Shareholders other than Stephen Payne and Katharina Bulloch (the “Relevant Warrantors”) in the proportions relative to each other in which the Relevant Warrantors are respectively entitled to receive consideration on the sale of their Shares under this agreement when added to the consideration which the Relevant Warrantors are respectively entitled to receive under or by virtue of the Offer, if they accept the Offer in respect of all those Shares in respect of which they are able to do so and the Relevant Warrantors shall make payments between themselves and with the Warranting Shareholders who are not Relevant Warrantors to effect such result.

4.	CLOSING

4.1	Closing shall take place on the date of this agreement (the “Closing Date”):

4.1.1	at the offices of the Buyer’s solicitors; or

4.1.2	at any other place agreed in writing by the Sellers and the Buyer.

4.2	At Closing the Sellers shall:

4.2.1	transfer the Shares in such form as is necessary for the Buyer to establish legal ownership in accordance with English law;

4.2.2	deliver any documents necessary to transfer the Shares in accordance with Clause 4.2.1 and any other documents referred to in this agreement;

4.2.3	deliver all other documents identified in the Closing Agenda as documents to be delivered by the Sellers at Closing; and

4.2.4	procure that a meeting of the Company is held at which the business identified for that meeting in the Closing Agenda is conducted.

4.3	At Closing the Buyer shall:

4.3.1	pay the Initial Consideration by telegraphic transfer to the following account:

Bank:	National Westminster Bank Plc

Sort Code:	60-80-08

Account Number:	03666328

Branch Address:	Law Courts, Temple Bar Branch, PO Box 10720, 217 Strand, London, WC2R 1AL

Account Name:	Taylor Wessing Client Account

for credit to the Client Account of Christopher Bielenberg at the Warrantors’ Solicitors.

All costs, howsoever arising, in relation to such transfer shall be borne by the Buyer;

4.3.2	deliver a certified copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement, including the Offer Letter; and

4.3.3	deliver all other documents identified in the Closing Agenda as documents to be delivered by the Buyer at Closing.

4.4	If the Sellers do not comply with Clause 4.2 in any material respect (or if the Buyer does not comply with Clause 4.3 in any respect) the Buyer (or, as the case may be, any of the Sellers) may, without prejudice to any other rights it has:

4.4.1	proceed to Closing; or

4.4.2	defer Closing to a date no more than 28 days after the date on which Closing would otherwise have taken place; or

4.4.3	rescind this agreement.

**** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. ****

4.5	At Closing, the Sellers shall deliver to the Buyer all records, correspondence, documents, files, memoranda and other papers relating to the Company and its Subsidiaries which are not kept at any of the Properties.

4.6	As soon as possible following receipt of the Initial Consideration in accordance with Clause 4.3.1 Christopher Bielenberg will instruct the Warrantors’ Solicitors to remit the monies received to the Sellers in accordance with Schedule 9 and in the amounts respectively set out in Column (2) of Schedule 8. Christopher Bielenberg also undertakes to the Sellers to remit any monies received into such account as a result of any acceptance by the Sellers of the Offer to the same accounts of the Sellers in respect of which such monies are respectively received. Any costs, howsoever arising, in relation to such transfers shall be borne by the transferees.

4.7	The Trustee has agreed that immediately following Closing it will transfer to the Buyer 720,537 A Shares in exchange for which the Buyer is to procure that Answerthink issues at that time to the following persons respectively the number of Restricted Stock Units in Answerthink Common Stock (at no cost and on the terms of the Answerthink, Inc. 1998 Stock Option and Incentive Plan in the agreed form (“RSUs”)) which is calculated by dividing the US$ figure set out against the respective names of such individuals below by the quoted price on NASDAQ for a share of common stock in Answerthink, Inc. as at the close of business on the business day in New York prior to Closing:

Individual	US$ to be applied for RSUs
[**********]	[**********]

[**********]	[**********]

[**********]	[**********]

[**********]	[**********]

[**********]	[**********]

[**********]	[**********]

[**********]	[**********]

TOTAL US$	2,500,000

Each RSU shall confer rights in Answerthink Inc. common stock which shall vest over four years at 50% after two years and 25% per annum for the next two years. The Buyer undertakes to procure that Answerthink issues (and Answerthink undertakes to issue) such RSUs.

5.	ADJUSTMENT OF THE B SHARES CONSIDERATION

5.1	The parties acknowledge that the B Shares Consideration payable under the Offer shall be reduced on a £-for-£ basis if and to the extent that the Net Tangible Assets of the Company Group are below £1,500,000 at Closing (subject to a maximum amount equal to the Additional Consideration) (the “NTA Reduction”) and shall be increased on a £-for-£ basis if and to the extent that the Net Tangible Assets of the Company Group exceed £1,500,000 at Closing but subject to a maximum increase equal to the aggregate of the Option Subscription Monies and £694,000 (the “NTA Uplift”). A worked example is set out in Schedule 7. Any NTA Uplift shall be paid to the B Shareholders in the respective proportions in which they are respectively entitled to receive the rest of the B Shares Consideration and in the event of any NTA Reduction such amount shall be deducted from the Additional Consideration otherwise payable as part of the B Shares Consideration.

5.2	As soon as possible after Closing, the Buyer shall (for the purpose of determining any adjustment to the B Shares Consideration in accordance with Clause 5.1 only) cause accounts for the Company and its Subsidiaries to be prepared as at Closing (“Closing Accounts “).

5.3	The Buyer must ensure the Closing Accounts are submitted to the sellers’ agent (to be appointed by the B Shareholders upon acceptance of the Offer) for review within the 60 day period commencing on the Closing Date accompanied by a certificate to state what (if any) adjustment is to be made in accordance with Clause 5.1 (the “Adjustment Certificate”).

5.4	The Closing Accounts shall consist of:

5.4.1	a consolidated balance sheet for the Company and its Subsidiaries as at Closing; and

5.4.2	a consolidated profit and loss account for the Company and its Subsidiaries for the period starting with the day immediately following the Balance Sheet Date and ending with Closing.

5.5	The Closing Accounts must be prepared in accordance with UK generally accepted accounting principles and on a basis consistent with FN No. 1 Principal Accounting Policies of the Company’s Accounts.

5.6	The Net Tangible Assets of the Company Group is the aggregate of their fixed assets plus their current assets less their liabilities and do not include any intangible assets (the figures for the fixed and current assets and the liabilities are the consolidated figures set out in the Closing Accounts). This definition excludes the investment in the EBT and there shall be added back:

(a)	the Option Subscription Monies; and

(b)	£694,000.

5.7	The sellers’ agent shall have 21 days, starting with the day on which he receives the Closing Accounts, within which to notify the Buyer on behalf of the B shareholders that he disagrees with the Closing Accounts and/or the Adjustment Certificate; if no notice is received, the parties are deemed to have accepted the Closing Accounts and the Adjustment Certificate at the expiry of the 21 day period as accurate.

5.8	Where the sellers’ agent serves a notice disagreeing with the Closing Accounts and/or the Adjustment Certificate, the Buyer and the sellers’ agent have 21 days (starting with the day on which the Buyer receives the notice) within which to resolve the disagreement and they shall use their best endeavours to resolve the disagreement within that period.

5.9	Where the Buyer and the sellers’ agent are unable to resolve their disagreement within the 21 days, the Closing Accounts and the Adjustment Certificate shall be referred to an Expert who shall decide (on the basis set out in this agreement) whether the B Shares Consideration should be increased or reduced and, if so, by how much.

5.10	Any amounts to be paid under this clause shall be paid on 15 May 2006 together with an amount equal to interest on the amount to be paid, calculated at the Interest Rate from the Closing Date until the date payment is made compounded annually.

5.11	The sellers’ agent and the Buyer shall supply each other with all information, and give each other access to all documentation and personnel, as the other party reasonably requires to prepare or review the Closing Accounts and the Adjustment Certificate.

5.12	The sellers’ agent and the Buyer shall each pay the charges of their own accountants.

6.	EXPERT

6.1	The Buyer and the sellers’ agent shall endeavour to agree on the appointment of an independent Expert.

6.2	If the Buyer and the sellers’ agent are unable to agree on an Expert within seven days of either such party serving the name of a suggested person on the other, the Expert shall be an accountant of repute with international experience nominated at the request of either such party by the President of the Institute of Chartered Accountants of England and Wales.

6.3	The Buyer and the sellers’ agent shall instruct the Expert to prepare a written decision and give notice (including a copy) of the decision to them within a maximum of three months of the matter being referred to the Expert.

6.4	The Buyer and the sellers’ agent are entitled to make submissions to the Expert and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

6.5	The sellers’ agent and Buyer shall supply each other with all information and give each other access to all documentation and personnel as the other such party reasonably requires to make a submission under this clause.

6.6	The Expert shall act as an expert and not as an arbitrator and the Expert’s written decision on the matters referred shall, except for manifest error, be final and binding.

6.7	The costs of any reference to an Expert are to be borne by the Buyer and the Sellers in the manner (if any) which the Expert provides (and either party may invite the Expert to apportion such costs) but if the Expert declines or fails to apportion such costs then the Buyer and the Sellers shall share the costs equally.

7.	SET-OFF

The Buyer shall not be entitled to set off any liability of the Sellers to the Buyer against any liability of the Buyer to the Sellers and the Buyer’s sole right of retention shall be as contemplated in clause 3.8.

8.	WARRANTIES

8.1	The Buyer enters into this agreement on the basis of, and in reliance on, the Warranties set out in Schedule 3.

8.2	The Warranting Shareholders warrant and represent to the Buyer that each Warranty is true and not misleading on the date of this agreement except as Disclosed.

8.3	Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached and subject to Clause 8.4 the Warranting Shareholders undertake to pay to the Buyer on demand:

8.3.1	the amount necessary to put the Company or any of its Subsidiaries into the position it would have been in if the Warranty had not been breached; and

8.3.2	all costs and expenses (including, without limitation, reasonable legal and other professional fees and costs, penalties and expenses) incurred by the Buyer or the Company or any of its Subsidiaries as a result of the breach of the Warranty;

and a payment shall include any amount necessary to ensure that, after Taxation of the payment, the Buyer is left with the same amount it would have had if the payment had not been subject to Taxation.

8.4	The Buyer shall take or procure the taking of all steps and actions as may be reasonably necessary in order to mitigate any Claim under this Clause 8.

8.5	The Buyer is not entitled to recover damages or otherwise obtain restitution more than once in respect of the same loss.

8.6	Warranties given so far as the Warranting Shareholders are aware are deemed to be given to the best of the knowledge, information and belief of the Warranting Shareholders after they have made such enquiries as are reasonable.

8.7	Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or anything in this agreement.

8.8	If a Warranting Shareholder pays to the Buyer any amount in respect of a Claim, the amount paid shall be treated first as a reduction in the consideration for the Shares sold by him and then as a reduction in the consideration paid for any B Shares which the Warranting Shareholder in question sells under the Offer.

9.	LIMITATIONS ON CLAIMS UNDER THE WARRANTIES, THE TAX DEED AND FOR INDEMNITY CLAIMS

9.1	This clause limits the liability of the Warranting Shareholders in relation to any claim made against them in connection with the Warranties (a “Claim”) (other than the Warranties contained in paragraphs 1 and 2 of Part 1 of Schedule 3 in respect of which the limitations of liability contained in clauses 9.3 and 9.4 will not apply) and/or, where stated, under the Tax Deed (a “Tax Deed Claim”).

9.2	The liability to the Buyer (including for all reasonable legal and other professional fees and costs, penalties and expenses incurred by the Buyer or the Company Group in connection with such Claims) of each Warranting Shareholder respectively for all Claims, Indemnity Claims and Tax Deed Claims when taken together shall not exceed the consideration received by such Warranting Shareholder either under this Agreement or under the Offer.

9.3	The Warranting Shareholder shall not be liable for a Claim or a Tax Deed Claim unless the amount of the Claim or Tax Deed Claim, or of a series of connected Claims or Tax Deed Claims of which that Claim or Tax Deed Claim is one, exceeds £1,000. Where this limit is exceeded, the whole amount of connected Claims or Tax Deed Claims is recoverable (and not just the amount by which the limit is exceeded). Where this limit is not exceeded, such amount shall not be taken into account in the calculation of the threshold under Clause 9.4.

9.4	Without prejudice to Clause 9.3, the Warranting Shareholders shall not be liable for a Claim or Tax Deed Claim unless the aggregate amount of all Claims and Tax Deed Claims for which the Warranting Shareholders would otherwise be liable for breach of any Warranties or under the Tax Deed (disregarding the provisions of this Clause other than Clause 9.3) exceeds £50,000. Where the liability agreed or determined referred to in this Clause exceeds £50,000, the Warranting Shareholders shall be liable for the aggregate amount of all such Claims and Tax Deed Claims and not just the amount by which the limit is exceeded.

9.5	The Warranting Shareholders are not liable for any Claim to the extent that the Claim:

9.5.1	relates to matters to the extent these are Disclosed;

9.5.2	relates to any matter provided for in the Accounts but only to the extent of the actual amount expressly provided for in the Accounts.

9.6	With the exception of the matters Disclosed, nothing the person making the Claim knows, or which is a necessary consequence of facts within its knowledge, shall prevent or prejudice the Claim.

9.7	The Warranting Shareholders are not liable for a Claim or Tax Deed Claim unless the person making it has given the Warranting Shareholders notice of the Claim or Tax Deed Claim, specifying (in reasonable detail) the nature of, and the amount claimed under, the Claim or Tax Deed Claim within:

9.7.1	in the case of a Claim made in connection with the Tax, Pension and Environmental Warranties and Warranties contained in Paragraphs 1 and 2 of Part 1 of Schedule 3 and in the case of a Tax Deed Claim, the period of six years beginning with the date of this agreement; and

9.7.2	in any other case, 31 July 2007.

9.8	The liability of the Warranting Shareholders for any Claim notified under clause 9.7 shall (if it has not been previously satisfied, settled or withdrawn), cease twelve months after the date on which the Claim was notified unless court proceedings have been started in respect of it or it has been submitted to arbitration and the proceedings or submission to arbitration has not been withdrawn or terminated (unless withdrawn or terminated in connection with settling same).

9.9	The Warranting Shareholders shall not be liable in respect of any Claim or Indemnity Claim based on a liability which is contingent until it becomes an actual liability provided that this clause shall not prejudice the right of the Buyer to make a claim if the Buyer has given notice of the potential Claim within the time periods set out in Clause 9.7.

9.10	The Buyer shall not be entitled to recover from the Warranting Shareholders under the Warranties, under clause 10 and/or under the Tax Deed more than once in respect of the same damage, and accordingly the Warranting Shareholders shall not be liable for a breach of any Warranty to the extent that the loss is or has been included in an Indemnity Claim or a Tax Deed Claim and has been satisfied, nor shall the Warranting Shareholders be liable in respect of an Indemnity Claim to the extent that the loss is or has been included in a Claim or Tax Deed Claim and has been satisfied in full and nor shall the Warranting Shareholders be liable in respect of a Tax Deed Claim to the extent that the loss is or has been included in a Claim or Indemnity Claim and has been satisfied in full.

9.11	The liability of the Warranting Shareholders for any Claim or Indemnity Claim shall be reduced to the extent that the Buyer and/or the Company Group receives any recoveries from any third party (including a Taxation Authority or insurer) in respect of the matter or circumstance giving rise to the Claim or Indemnity Claim provided that the Buyer shall not be obliged to pursue recovery from any third party prior to making a Claim.

9.12	If the Buyer and/or any member of the Company Group makes any recovery from a third party (including a Taxation Authority or insurer) in respect of the matter or circumstance giving rise to a Claim or Indemnity Claim and such recovery is made following payment by the Warranting Shareholders of the Claim or Indemnity Claim, then the Buyer shall repay to the Warranting Shareholders the amount of such recovery not exceeding the amount paid in respect of the Claim or Indemnity Claim as applicable.

9.13	If the Warranting Shareholders have any liability for breach of the Warranty contained in Schedule 3, Part 1, paragraph 13.5 then the Buyer shall:

(a)	assign or procure that the relevant member of the Company Group shall assign to the Warranting Shareholders for no further consideration each debt in respect of which the Warranting Shareholders have made payment; and

(b)	account to the Warranting Shareholders for any payment which is received by the Buyer in respect of the assigned debt.

9.14	The Warranting Shareholders’ liability for any breach of the Warranties or under the Tax Deed shall be reduced to the extent that:

(a)	it arises or is increased as a result of:

(i)	the introduction any new legislation;

(ii)	the changing of any existing legislation;

(iii)	the changing or withdrawal of any extra-statutory concession by HM Revenue & Customs or any other fiscal authority after the date of this agreement whether or not such introduction, change or withdrawal are effective retrospectively.

9.15	No Claim or Indemnity Claim shall be made if the subject matter of the Claim or Indemnity Claim is the subject matter of a provision or an allowance in the Closing Accounts or the Accounts (the “Relevant Accounts”) unless (and then only to the extent that) such provision or allowance is insufficient.

9.16	The Warranting Shareholders shall not be liable in respect of any Claim or Indemnity Claim to the extent that the Claim or Indemnity Claim arises or is increased as a result of any changes after Closing in the accounting bases, policies, practice or methods applied in preparing any accounts or valuing any assets or liabilities of any member of the Company Group from those used in preparing the Relevant Accounts.

9.17	Before making a Claim or Indemnity Claim in respect of any loss which is insured, the Buyer shall claim under the insurance, but if the insurers deny liability, or do not accept liability within 30 days, the Buyer may make the Claim or Indemnity Claim and the provisions of clauses 9.11 and 9.12 shall apply to any subsequent payment by the insurers.

9.18	A breach of Warranty or matter giving rise to an Indemnity Claim which is remediable shall not entitle the Buyer to make a Claim or an Indemnity Claim unless the Warranting Shareholders are given written notice of it and it is not remedied by the Warranting Shareholders without cost to or obligation upon the Buyer within 20 days after the date of receipt of the notice.

9.19	If the Warranting Shareholders wish to take out insurance against their liability under this agreement the Buyer shall use reasonable endeavours to provide such information about the Company Group as the prospective insurer may reasonably require in order to effect such insurance.

9.20	In circumstances where a third party makes any claim against any member of the Company Group, the Buyer shall:

(a)	prior to making any admission of liability, concluding any agreement with any third party in relation to the matters giving rise to such claim or making any compromise with any person, body or authority in relation to such matters notify and consult with (if time permits) the Warranting Shareholders; and

(b)	upon at least 5 days’ notice give the Warranting Shareholders’ professional advisers reasonable access during normal working hours to the premises of the Buyer or relevant member of the Company Group to examine and take copies of any relevant property, documents, books and records (including records held in electronic form) in the possession or control of the Buyer or of any member of the Company Group. Buyer agrees to use reasonable endeavours to answer any reasonable written questions presented by the Warranting Shareholders or their professional advisers to the Chief Executive Officer of the Buyer provided that the Warranting Shareholders shall, and shall procure that their professional advisers shall, keep confidential all matters so examined, and provided that the Buyer may require the Warranting Shareholders to pay a reasonable fee for the time of the employees of the Buyer spent in connection with such examination.

9.20.2	If the Warranting Shareholders acknowledge that, subject to the alleged facts being demonstrated to be true, they are likely to have a liability to the Buyer (but not necessarily the quantum of the liability) in respect of a Claim or Indemnity Claim and if the existence or amount of the Claim or Indemnity Claim is determined by reference to:

(a)	a claim made against a member of the Company Group by a third party; or

(b)	a Company Group member’s right to make a claim against a third party

(a claim of the kind referred to in paragraphs (a) and (b) of this clause being referred to below as a “Third Party Claim”) and if the Warranting Shareholders indemnify the Buyer to its reasonable satisfaction against all resulting losses; charges, costs and expenses (including legal costs and expenses) the Buyer shall:

(c)	take such action as the Warranting Shareholders may reasonably request to:

(i)	avoid, dispute or defend;

(ii)	pursue or institute proceedings in respect of; or

(iii)	appeal or compromise

the Third Party Claim;

(d)	allow the Warranting Shareholders in the name of the Buyer or the relevant member of the Company Group the right to conduct all negotiations with any insurers of the Buyer or of the relevant Company Group member in respect of any matter which may give rise to the Third Party Claim including the right in the name of the Buyer or the relevant member of the Company Group to commence proceedings against such insurers; and

(e)	continue to permit the access referred to in clause 9.21(b) above and otherwise continue to comply with the provisions of that clause.

9.21	For the purposes of clause 9.21:

(a)	the appointment of solicitors or other professional advisers shall be subject to the approval of the Buyer, such approval not to be withheld or delayed unreasonably;

(b)	the Buyer shall be kept fully informed of all relevant matters and shall be entitled to see copies of all correspondence relating to any such action, negotiations or proceedings; and

(c)	the Warranting Shareholders shall not make any settlement of or compromise the Third Party Claim nor agree any matter in the conduct of any such action, negotiations or proceedings which is likely to affect the amount of the claim or the future liability of the Buyer without the prior written approval of the Buyer, such approval not to be withheld or delayed unreasonably.

9.22	Nothing in this clause applies to a Claim that arises or is delayed as a result of dishonesty, fraud or wilful concealment by the Sellers.

9.23	In relation to any Claim or Indemnity Claim, the Buyer shall not make any claims for payment against any Warranting Shareholder while any monies remain in the Escrow Account established in accordance with the Escrow Agreement which could be used to satisfy such Claim or Indemnity Claim.

10.	INDEMNITIES

10.1	The Sellers undertake to pay to the Buyer an amount equal to the amount (together with any reasonable legal and other professional fees and costs, penalties and expenses) of any payment or waiver of fees which Resource Evaluation Inc. is obliged to make to Pride International, Inc., under the provisions of Section 8.02 of Attachment A to the Pride Contract (a letter from “REL Consultancy Group” to Pride dated 1 March 2005).

10.2	The Sellers undertake to indemnify and to keep indemnified the Buyer against all losses and liabilities (including without limitation any reasonable legal and other professional fees and costs, penalties and expenses) which may be suffered or incurred by it and which arise directly or indirectly in connection with:

10.2.1	the liabilities of:

(a)	REL de Mexico, SA de Cv; and

(b)	REL Consultores Internaccionais S/C Ltda;

arising on the liquidation of those companies to the extent that they exceed the provision made in respect of those liabilities in the Closing Accounts; and

10.2.2	any Employers National Insurance liability arising on exercise of any of the Options to the extent that the terms of such Options and/or the rules governing them do not permit such liability to be borne by the relevant Optionholders and to the extent that such liability has not been taken into account in the calculation of Net Tangible Assets.

10.3	Any payment made to the Buyer by the Sellers under this Clause 10 shall be treated as a reduction in the consideration for the Shares sold by them and shall be payable at the time at which Resource Evaluation Inc. makes the repayment in question.

10.4	Any payment made in respect of a claim under this Clause 10.1 shall include:

10.4.1	an amount in respect of all costs and expenses incurred by the Buyer or the Company or any of its Subsidiaries bringing the claim (excluding management time);

10.4.2	any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

11.	RESTRICTIONS ON THE EXECUTIVES

11.1	The Executives shall not, during the Restricted Period, anywhere in the Relevant Area, carry on or be employed, engaged or interested in any Relevant Business other than as an employee of Answerthink or of a subsidiary of Answerthink.

11.2	The Senior Executives shall not, during the Restricted Period, deal with or seek the custom for Relevant Business of any person who is at the Closing Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company or any of its Subsidiaries.

11.3	The Senior Executives shall not at any time during the Restricted Period:

11.3.1	employ or otherwise retain the services of, offer employment to, enter into a contract for the services of, or attempt to entice away from the Company or any of its Subsidiaries, any individual who is at the time of the offer or attempt, and was at the Closing Date, any director, officer or employee holding an executive or managerial position with the Company or any of its Subsidiaries other than any individual who was employed within the Technologies Business immediately prior to Closing; or

11.3.2	procure or knowingly facilitate the making of any such offer or attempt by any other person.

11.4	The Senior Executives shall not, at any time after Closing, use in the course of any business:

11.4.1	any trade or service mark, business or domain name, design or logo which at Closing, was or had been used by the Company or any of its Subsidiaries; or

11.4.2	anything which would reasonably be capable of confusion with such words, mark, name, design or logo,

Provided that REL Technologies Limited (“RELT”) shall be permitted to use the name “REL” on the terms of a brand licence agreement of today’s date between the Company and RELT.

11.5	The Senior Executives shall not at any time during the Restricted Period, solicit or entice away from the Company or any of its Subsidiaries any supplier to the Company or any of its Subsidiaries who had supplied goods and/or services to the Company or any of its Subsidiaries and with whom either of the Senior Executives were actively involved at any time during the 12 months immediately preceding the Closing Date, if that solicitation or enticement causes or would cause such supplier to cease supplying or materially reduce its supply of, those goods and/or services to the Company or any of its Subsidiaries.

11.6	The covenants in this clause are intended for the benefit of the Buyer and the Company and the Company’s Subsidiaries and apply to actions carried out by either Senior Executive in any capacity and whether directly or indirectly, on behalf of any other person or jointly with each other or any other person.

11.7	Additionally, the Senior Executives shall not during the five years beginning with the Closing Date, anywhere in the Relevant Area, carry on or be employed, engaged or interested in any Relevant Business.

11.8	Each of the Executives acknowledges that his senior position with the Company and any of its Subsidiaries gives him access to and the benefit of confidential information vital to the continuing business of the Company and influence over and connection with the Company’s customers, suppliers, agents, employees, consultants and directors. The parties agree that each of the covenants in this clause is fair and reasonable in their application to the Executives but no more sufficient to protect the interests of the Buyer.

11.9	Each of the covenants in each Sub Clause above are enforceable independently or each of the others and its validity is not affected if any of the others is invalid. If any of those covenants is void but would be valid if some part of the covenant (including part of any of the definitions in Sub Clause 11.10 below) were deleted, the covenant in question applies with such modification as may be necessary to make it valid.

11.10	For the purpose of this Clause 11:

11.10.1	“the Executives” means with the exception of Messrs Hamilton, Monro-Davies and Michael Brame, the A Shareholders as set out in Schedule 1, Part I.;

11.10.2	“the Relevant Area” means any part of any country in which the Executive in question was involved in the Relevant Business at any time during the period of one year immediately preceding to the Closing Date;

11.10.3	“the Relevant Business” means any business which is carried on in the Relevant Area which is competitive or likely to be competitive with any business in which the Executive in question was actively involved during the course of his employment and which is carried on by the Company or any of its Subsidiaries at the Closing Date provided always this shall not include all activities relating to Business as defined in the REL Technologies Sale Agreement to be entered into between the Company, REL Consultancy Group (UK) Limited and REL Technologies Limited on or around the date hereof;

11.10.4	“the Restricted Period” means, in the case of Christopher Bielenberg and Alexander Bielenberg (the “Senior Executives”) three years and, in the case of the other Executives, 1 year beginning with the Closing Date.

12.	THE OFFER

12.1	Immediately after Closing, the Buyer shall make the Offer. Having made the Offer, the Buyer undertakes to comply with its obligations arising under or by virtue of the Offer as set out in the Offer Letter and will procure that if any Option is exercised prior to the expiration of its exercise period, then the relevant Optionholder will be issued with B Shares so as to enable that Optionholder to benefit from the Offer before the Offer closes.

12.2	The Sellers hereby irrevocably and unconditionally undertake (and by separate undertaking Richard Munro and Christopher Payne are also to irrevocably undertake) to the Buyer

(a)	to accept or procure the acceptance of the Offer (once made) not later than close of business on the date of this agreement and to complete or procure the completion and delivery to the Buyer of stock forms of transfer and share certificate(s) and/or other document(s) of the title or evidence of authority in respect thereof or a form of indemnity to the directors of the Company in respect of any lost certificates, in each case in respect of their beneficial holdings of B Shares; and

(b)	to exercise their respective options to subscribe for B Shares and (if and to the extent that the Buyer so requires) to accept the transfer from EBT of B Shares in satisfaction of those B Shares to which the Sellers are respectively entitled following exercise of their respective Options;

(c)	to accept the Offer in relation to such B Shares as are referred to in Clause 12.2(b);

(d)	except pursuant to the Offer, not to sell, transfer, charge, encumber, grant any options over or otherwise dispose of, or permit the sale, transfer, charging, encumbering, granting of any option over or other disposal of, all or any of their respective holdings of B Shares or of any interest therein;

(e)	to do all such acts and things, including signing any documents, that the Buyer may reasonably require to enable the Offer to be made.

12.3	The Sellers hereby irrevocably and by way of security for their obligations hereunder appoint, severally, the Buyer as “Offeror” under the Offer and any director of the Offeror as their attorney to execute and deliver the form of acceptance and to sign, execute and deliver all other documents and do all such other acts and things as may be necessary for, or incidental to, their acceptance of the Offer in respect of the B Shares and/or the performance of their obligations under this undertaking on their behalf in the event of their failure to comply with any provision of this undertaking within the specific period and they irrevocably undertake to ratify such act if called upon to do so.

12.4	The above undertaking will be binding on the successors in title to substantially the whole of the undertaking of any Seller.

12.5	The Buyer and the Sellers each recognise and acknowledge that if they should fail to comply with their respective obligations and undertakings hereunder, damages may not be an adequate remedy and that an order for specific performance or other equitable remedy may be the only adequate remedy for such breach.

12.6	The Offer shall be made by the issue of the Offer Letter.

13.	EBT A SHARES

13.1	The Buyer shall procure that the Company buys back out of distributable profits 1,375,352 of the EBT A Shares (the “Buy Back Shares”) for a consideration of £1.33 per share. The parties acknowledge that the Trustee has undertaken to sell the Buy Back Shares to the Company subject to compliance by the Company with sections 162 to 165 of the Act. The buy back shall take place within 10 Business Days following the date on which the Buyer is registered in the statutory books of the Company as the holder of all issued B Shares (the “Buy Back Date”).

13.2	On the Buy Back Date, the Buyer shall:

(a)	procure the holding of a board meeting of the Company to approve the buy back;

(b)	in its capacity as the sole shareholder entitled to vote on the resolution, pass a special resolution of the Company in the form necessary to authorise the buy back of the Buy Back Shares from the EBT;

(c)	procure the entry by the Company into a sale and purchase agreement in respect of the Buy Back Shares expressed to be between the Company and the EBT subject to the passing of the special resolution in accordance with Clause 13.2(b); and

(d)	take, or procure that the Company takes, all actions necessary to effect the buy back, including filing the necessary forms and particulars with the Registrar of Companies.

13.3	The Trustee has undertaken to use the proceeds of the sale of the Buy Back Shares and the Option Subscription Monies received on the transfer of 1,142,947 B Shares to Optionholders in satisfaction of Vested Options to repay the Loan from National Westminster Bank plc of £2,337,500 (the “Loan”).

13.4	The Sellers shall procure that the consent of National Westminster Bank plc to the repayment of the Loan on the terms of Clause 13.3 is obtained.

14.	CONFIDENTIALITY AND ANNOUNCEMENTS

14.1	Each party shall keep confidential the existence of this agreement and all information about each other party’s Group (as the Group is constituted immediately before Closing) and about the Company and its Subsidiaries immediately before Closing, and use the information only for the purposes contemplated by this agreement. In particular, the Buyer and Answerthink each will keep confidential and secure from unauthorised access, loss or destruction, and not share with any third party other than its advisers or as required by applicable law, any information relating to the employees of, or other individual persons associated with, the Company or any of its Subsidiaries (“Personal Information”).

14.2	Without prejudice to the Buyer’s and Answerthink’s obligations as to Personal Information set out in clause 12.1, no party is required to keep confidential or to restrict its use of:

14.2.1	knowledge of the existence of this agreement after Closing; or

14.2.2	information that is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this agreement; or

14.2.3	information that the parties agree in writing is not confidential; or

14.2.4	information about another party’s Group, or the Company and the Company’s Subsidiaries, that it finds out from a source not connected with that Group, the Company or the Company’s Subsidiaries, and that it has acquired free from any obligation of confidence to any other person.

14.3	Neither the Buyer nor Answerthink has to keep confidential or restrict its use of:

14.3.1	information about the Company and its Subsidiaries after Closing; or

14.3.2	information that is known to the Buyer or Answerthink before the date of this agreement and that it has acquired free from any obligation of confidence to any other person.

14.4	Any party may disclose any information that it is otherwise required to keep confidential under this clause:

14.4.1	to such employees, professional advisers, consultants, or officers of its Group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

14.4.2	with the other party’s written consent; or

14.4.3	to the extent that the disclosure is required:

(a)	by law; or

(b)	by a regulatory body, tax authority or securities exchange; or

(c)	to make any filing with, or obtain any authorisation from, a regulatory body, tax authority or securities exchange; or

(d)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(e)	to protect the disclosing party’s interest in any legal proceedings,

but shall use reasonable endeavours to consult (in the case of a Seller), the Buyer and (in the case of the Buyer, Answerthink or the Company), Mr Christopher Bielenberg and to take into account any reasonable requests it may have in relation to the disclosure before making it.

14.5	Each party shall supply the others with any information about itself, its Group or this agreement as another party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which the requiring party is subject.

15.	FURTHER ASSURANCE

Without prejudice to Clause 4, the Sellers, Answerthink and the Buyer shall promptly execute and deliver all documents, and do all things, that (in the case of the Sellers) the Buyer or (in the case of the Buyer or Answerthink) the Sellers may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

16.	ASSIGNMENT

16.1	Except as provided otherwise, no person shall assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

16.2	Each person that has rights under this agreement is acting on its own behalf.

16.3	The Buyer may only assign its rights under this agreement (or any document referred to in the agreement) to a member of its Group or to any person to whom it transfers the Shares or to a lender or to a purchaser of assets of the Group and then only provided that the effect of such assignment is not to increase the obligations or actual or potential liability of any Seller (or to cause any Seller to lose any rights or benefits) under this Agreement or any such document and provided that Answerthink first confirms and agrees and undertakes (in form and content acceptable to the sellers’ agent) that its guarantee and undertakings in Clause 19 shall continue to apply and to be enforceable in accordance with their terms for the benefit of the Sellers so as to be of the same benefit to the Sellers as would have been the case if no such assignment had taken place.

16.4	If there is an assignment which is permitted under Clause 16.3:

16.4.1	the Sellers shall discharge their obligations under this agreement to the assignor (and shall have no liability to the assignee) until it receives notice of the assignment;

16.4.2	subject to clause 16.4.1, the assignee may enforce this agreement as if it were a party to it in respect of the rights assigned, but the Buyer shall remain liable for any obligations under the agreement; and

16.4.3	the liability of the Sellers to any assignee cannot be greater than the liability that would have existed to the Buyer but for the assignment of this agreement or the Tax Deed.

17.	ANSWERTHINK AND BUYER WARRANTIES

The Buyer and Answerthink jointly and severally warrant and represent to each of the Sellers (in the knowledge that the Sellers enter into this agreement on the basis of and in reliance on such warranties and representations) that (a) each of the Buyer and Answerthink has full power and authority to enter into this agreement and to perform each of its obligations under it in accordance with its terms; (b) there exists no agreement, arrangement or impediment to the Buyer’s knowledge or to the knowledge of Answerthink the effect of which would be to cause the Buyer or Answerthink not to perform and/or not to be able to perform all or any of their respective obligations under this agreement fully and on time; and (c) the Buyer is a Subsidiary of Answerthink.

18.	TECHNOLOGIES BUSINESS

18.1	The Sellers shall procure that prior to Closing, the Company and REL Consultancy Group (UK) Limited (“RELUK”) shall transfer the business, assets and liabilities of the Technologies Business to RELT for market value on the terms of a sale and purchase agreement in agreed form. The Buyer shall do all such things as the Sellers may reasonably request to enable the transfer to take place.

18.2	The Sellers shall also procure that on completion of the transfer of the Technologies Business pursuant to Clause 18.1:

(a)	the Company shall enter into a licence to occupy in respect of part of the Property at 25 Victoria Street, London SW1H 0EX in agreed form;

(b)	RELUK shall enter into a services agreement in agreed form in agreed form; and

(c)	the Company and RELUK shall enter into a brand licence agreement with RELT in respect of the “REL” name in agreed form.

19.	ANSWERTHINK GUARANTEE

19.1	In consideration of the Sellers entering into this agreement, the Escrow Agreement and the Tax Deed (the “Relevant Documents”) at the request of Answerthink, Answerthink hereby guarantees to the Sellers and undertakes to procure the due performance by the Buyer of its obligations under or contemplated by the terms of each of the Relevant Documents respectively (the “guaranteed obligations”).

19.2	This guarantee and the Sellers’ rights under it shall not be affected or prejudiced by the Sellers holding or taking any other or further securities guarantees or indemnities in respect of the guaranteed obligations or any of them, or by the Sellers varying releasing or omitting or neglecting to enforce any of the terms of any Relevant Document and/or any such securities guarantees or indemnities, or by any time being given or any indulgence granted to the Buyer or any other fact or circumstances which (apart from this provision) would or might discharge a surety or guarantor.

19.3	If any monies shall have become payable by Answerthink under this guarantee, Answerthink shall not in respect of the amount so paid seek to enforce payment or to exercise any other rights or legal remedies of any kind which may accrue howsoever to it in respect of the amount so paid so long as any monies are actually or contingently owed to the Sellers under this agreement or under the terms of any Relevant Document.

19.4	This guarantee shall extend to any reasonable costs, penalties and expenses (including legal expenses) incurred by the Sellers in enforcing this guarantee and/or in suing for or recovering any monies due to any of them under or in respect of the guaranteed obligations or any of them.

19.5	This guarantee shall be in addition to and not in substitution for any other rights which the Sellers may have or securities which it may hold for the payment or discharge of the guaranteed obligations or any of them and may be enforced without first having recourse to any such rights or securities and without taking steps or proceedings against the Buyer.

19.6	As a separate and independent stipulation Answerthink agrees that any moneys payable by the Buyer under or in respect of the guaranteed obligations or any of them and which are not recoverable on the footing of a guarantee whether by reason of any legal limitation or incapacity on or of Answerthink or the Buyer or any other fact or circumstance and whether known to the Buyer, the Sellers or Answerthink or not shall nevertheless be recoverable from Answerthink by way of indemnity as sole or principal debtor in respect thereof and shall be paid by Answerthink on demand.

20.	WHOLE AGREEMENT

20.1	This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

20.2	Each party acknowledges that in entering into this agreement, and any documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this agreement or those documents.

20.3	If a party has given any representations, warranty or promise then (except to the extent that it has been set out in this agreement or in any documents referred to in this agreement) the party to whom it is given waives any rights or remedies which it may have in respect of it.

20.4	Nothing in this clause operates to limit or exclude any liability for fraud.

21.	VARIATION AND WAIVER

21.1	Any variation of this agreement shall be in writing and signed by or on behalf of all parties.

21.2	Any waiver of any right under this agreement is only effective if it is in writing, and it applies only to the person to whom the waiver is addressed and the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

21.3	A person that waives a right in relation to one person, or takes or fails to take any action against that person, does not affect its rights against any other person.

21.4	No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or will prevent any future exercise in whole or in part thereof.

21.5	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

22.	COSTS

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

23.	NOTICE

23.1	A notice given under this agreement:

23.1.1	shall be sent for the attention of the person, and to the address, or fax number (if any), given in this clause (or such other address, fax number or person as the party may notify to the others in accordance with the provisions of this clause); and

23.1.2	shall be:

(a)	delivered personally; or

(b)	sent by fax (if a fax number is given); or

(c)	sent by pre-paid first-class post, recorded delivery; or

(d)	(if the notice is to be served by post outside the country from which it is sent) sent by registered airmail.

23.2	The addresses for service of notice are:

23.2.1	Buyer

Address: Aldermary House, 3rd Floor Rear, 10-15 Queen Street, London, EC4N 1TX

For the attention of Frank Zomerfeld

Fax number: +1 (305) 379-8810

23.2.2	Answerthink, Inc.

Address: 1001 Brickell Bay Drive, Suite 3000, Miami FL33131, USA

For the attention of: Frank Zomerfeld

Fax number: +1 (305) 379-8810

23.2.3	Sellers

Address: Their respective addresses set out in Schedule 1 for the Seller(s) to whom the relevant notice or communication is being given.

23.3	A notice is deemed to have been received:

23.3.1	if delivered personally, at the time of delivery; or

23.3.2	in the case of fax, at the time of transmission with a successful activity report; or

23.3.3	in the case of pre-paid first class post recorded delivery, at the time that the relevant institution records the communication as having been delivered; or

23.3.4	in the case of registered airmail, fifteen days from the date of posting; and

23.3.5	if deemed receipt under the previous paragraphs of this Clause 23.3 is not within business hours (meaning 9 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

23.4	Each Seller irrevocably appoints Christopher Bielenberg (“the sellers’ agent”) as his agent to negotiate, determine and agree:

(a)	any Claim or Indemnity Claim or any claim under the Tax Deed; or

(b)	any other matter arising which affects the price payable by the Buyer for the Shares and/or receipt by the Sellers of the amounts due to them whether under this agreement or under the Offer;

and to negotiate and settle any dispute with the Buyer as to such adjustment or amount or any matter otherwise arising in connection with this agreement.

23.5	The sellers’ agent may on behalf of any Seller:

(a)	give or receive any consent or make any agreement; or

(b)	take any other action,

which the Sellers or the Warranting Shareholders may give, receive, make or take under or in connection with this agreement, the Tax Deed or the Escrow Agreement.

24.	INTEREST ON LATE PAYMENT

24.1	Where a sum is required to be paid under this agreement but is not paid on the date the parties agreed, the person due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall run after as well as before judgment).

24.2	Interest due under this Clause shall be payable at the Interest Rate and shall accrue on a daily basis and be compounded annually.

24.3	This clause is without prejudice to any claim for interest under the law.

25.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

26.	SEVERANCE

26.1	If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

26.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

27.	AGREEMENT SURVIVES CLOSING

This agreement (other than obligations that have already been fully performed) remains in full force after Closing.

28.	THIRD PARTY RIGHTS

28.1	This agreement and the documents referred to in it are made for the benefit of the parties to them and their successors and permitted assigns, and are not intended to benefit, or be enforceable by, anyone else. No term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party.

28.2	The right of the parties to terminate, rescind, or agree any amendment, variation, waiver or settlement under, this agreement is not subject to the consent of any person that is not a party to the agreement.

29.	GOVERNING LAW

29.1	This agreement and any disputes or claims arising out of or in connection with its subject matter are and shall be governed by and construed in accordance with the law of England and Wales.

30.	ARBITRATION

30.1	Save for any matter which is to be determined by a procedure which is set out in this agreement, any dispute or difference between the Sellers (on the one hand) and the Buyer and/or Answerthink (on the other hand) arising out of or in connection with this agreement, including any question regarding its existence, validity or termination or the legal relationships established by this agreement, shall be finally resolved by arbitration under the UNCITRAL Rules in force at the date of this agreement.

30.2	It is agreed that:

30.2.1	the tribunal shall consist of three arbitrators;

30.2.2	one arbitrator shall be appointed by the Buyer and Answerthink, one arbitrator shall be appointed by the Sellers and one arbitrator who is to be experienced in international transactions and familiar with English law shall be appointed jointly by both the Buyer and Answerthink (on the one hand) and the Sellers (on the other hand);

30.2.3	in default of the parties’ agreement as to the third arbitrator, the appointing authority shall be the President of the Florida State Bar Association;

30.2.4	the place of the arbitration shall be the State of Florida;

30.2.5	the language of the arbitration shall be English;

30.2.6	enforcement of any arbitration award may be sought in the courts of the State of Florida and for this purpose the Sellers, the Buyer and Answerthink hereby submit to the non-exclusive jurisdiction of the courts of the State of Florida.

This agreement has been entered into on the date stated at the beginning of it.

THE BUYER

Signed by	/s/ David Dungan
David Dungan	Director
for and on behalf of
THE HACKETT GROUP LIMITED

THE GUARANTOR

Signed by	/s/ Ted A. Fernandez
Ted A. Fernandez	Director
for and on behalf of
ANSWERTHINK, INC.

THE SELLERS

/s/ Christopher Bielenberg
Christopher Bielenberg

/s/ Katharina Bulloch
Katharina Bulloch

/s/ Stephen Payne
Stephen Payne

/s/ Alexander Bielenberg
Alexander Bielenberg

/s/ Piers Lightfoot
Piers Lightfoot

Signed by	/s/ Christopher Bielenberg
Christopher Bielenberg as attorney for REL INVESTMENT HOLDINGS LIMITED

Signed by	/s/ Christopher Bielenberg
Christopher Bielenberg as attorney for RELCON LIMITED

/s/ Anthony J. Hamilton
Anthony J. Hamilton

/s/ A.Robin.D. Monro-Davies
A.Robin.D. Monro-Davies

/s/ Michael Brame
Michael Brame

/s/ Simon Brew
Simon Brew

/s/ Robert Smid
Robert Smid

**** The schedules have been omitted pursuant to Item 601 of Regulation S-K. Answerthink, Inc. agrees to supplementally furnish a copy of any omitted schedules to the Securities and Exchange Commission upon request. ****